Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2022 RESULTS

REPORTS NET INCOME OF $12.2 MILLION, OR $0.20 PER DILUTED SHARE

HOUSTON – May 03, 2022 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the first quarter of 2022.

Highlights and Recent Key Items:

•	Reported strong Q1 2022 net income of $12.2 million ($0.20 per diluted share) and Adjusted Net Income(1) of $21.1 million ($0.36 per diluted share);
•	Increased Adjusted EBITDAX(1) by 49% quarter-over-quarter to $33.5 million in Q1 2022;
•	Increased Q1 2022 production by 7% to 8,051 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 9,254 working interest (“WI”)(3) BOPD, compared to Q4 2021;
o	Exit rate for Q1 2022 production increased to approximately 9,500 NRI BOPD
o	As previously disclosed, temporary operational issues reduced production in February;
o

Sold 616,000 barrels of oil in Q1 2022 due to field start-up operational issues which pushed out the timing of third lifting until April 4th, VAALCO is guiding Q2 2022 sales to be between 975,000 and 1,025,000 barrels of oil;

•	Successfully drilled, completed and placed on production the first two development wells of the 2021/2022 drilling campaign;
o	Began production from the Etame 8H-ST in February with an initial production (“IP”) rate of approximately 5,000 gross BOPD;
o	Completed and brought online the Avouma 3H-ST in April with an IP rate of 3,100 gross BOPD;
o	Strong IP rates for both wells exceeded internal estimates;
o	Commenced operations on the ETBSM 1HB-ST well, the third of four currently planned wells;
•	Funded $23.1 million cash capital expenditures during Q1 2022 with cash on hand and cash from operations;
•

Maintained a strong balance sheet with no debt and an unrestricted cash balance of $18.9 million, not including the proceeds from the March lifting of $44.6 million, which were received in April 2022, plus $3.8 million in non-operating joint owner receivables;

•	Progressing field reconfiguration and conversion to Floating Storage and Offloading vessel (“FSO”) at the Etame field on time and on budget; and
•	Announced quarterly cash dividend payment of $0.0325 per common share to be paid in Q2 2022 and physically paid our maiden dividend of $0.0325 per common share on March 18, 2022.

(1)

Adjusted EBITDAX, Adjusted Net Income, and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “We are delivering operationally, benefiting from the improved commodity price environment, and generating significant cash flow, allowing us to execute on our accretive growth strategy, fully fund our capital commitments and firmly place VAALCO in a financially stronger position.  We are very encouraged by our highly successful 2021/2022 drilling campaign results thus far, with the first two wells in the campaign both having initial rates above our internal expectations. We generated $33.5 million in Adjusted EBITDAX in Q1 2022, a nearly 50% increase over the fourth quarter, further demonstrating our confidence that we can fully fund all of our 2022 capital budget from cash on hand and through cash from operations. Enhancing our production, reducing our costs and extending the economic life at Etame is a driving force for VAALCO’s continued success.”

“As we look to the second quarter and the remainder of 2022, we are excited by the results of our drilling campaign, continued strong commodity pricing, and potential organic growth opportunities at Etame and Equatorial Guinea as well as inorganic opportunities that we continue to evaluate. Our ability to execute on our strategy and deliver strong operational results allows us to continue to return meaningful cash to shareholders through our dividend while continuing to enhance the overall value of our assets. The current environment provides an opportunity to return cash to our shareholders and we believe that it is important for E&P companies to demonstrate a commitment to shareholder returns. VAALCO is poised for continued success in this strong commodity price environment, with no debt and strong free cash flow generation. We remain firmly focused on maximizing shareholder returns while we continue to progress our strategic objective of accretive growth.”

Operational Update

Gabon

2021/2022 Drilling Campaign

VAALCO began its 2021/2022 drilling campaign in December 2021 with the drilling of the Etame 8H-ST development well. The well came online in February 2022 and had an IP rate of approximately 5,000 gross BOPD, but was choked back to about 4,200 BOPD for reservoir management purposes. VAALCO moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST development well. The well was completed and brought online in April with an IP rate of approximately 3,100 gross BOPD. This is another highly successful development well targeting the Gamba reservoir.

VAALCO is currently drilling the ETBSM 1HB-ST well, also on the Avouma platform, which is targeting the Gamba reservoir while also testing the Dentale formation, which is productive in other areas in the Etame license, with the potential to complete and produce from the Dentale in this well. The Company is currently planning to drill a fourth well following the ETBSM 1HB-ST well as part of its 2021/2022 drilling campaign. VAALCO continues to estimate the total cost of the 2021/2022 drilling campaign at Etame to be between $117.0 million and $143.0 million gross, or between $74.0 million and $91.0 million net to VAALCO’s 63.6% participating interest.

FSO Conversion and Field Reconfiguration

In August 2021, VAALCO and its co-venturers at Etame approved the Bareboat Contract and Operating Agreement (collectively, the “FSO Agreements”) with World Carrier Offshore Services Corp to replace the existing Floating Production, Storage and Offloading unit (“FPSO”) with an FSO at the Etame Marin block offshore Gabon for up to eight years with additional option periods available. The current FPSO contract expires in September 2022. VAALCO currently believes that all of the associated engineering, long-lead equipment and significant contracts are proceeding in-line with the anticipated timelines and expected delivery schedules for the deployment of the FSO in the third quarter of 2022. Field reconfiguration began in March 2022, as planned. The Cap Diamant, a double-hull crude tanker built in 2001 that is being re-engineered as the new FSO, entered the shipyard in late February 2022 on schedule in Bahrain, for the final modifications and certifications. VAALCO expects the vessel will begin sea trials in late June before being mobilized to Gabon.

In March, VAALCO announced that it had contracted with DOF Subsea to perform subsea construction and installation services to support the subsea reconfiguration associated with the conversion to the FSO.  DOF Subsea will provide all personnel, crew and equipment necessary to assist with reconfiguring the Etame field subsea infrastructure to flow field production to the replacement FSO. Engineering and design work in relation to the field infrastructure upgrade has been completed with subsea work planned to commence in July and be completed before the FSO is operational in September 2022.

Compared to the current FPSO agreement, the new FSO is expected to significantly reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame. Current total field level capital conversion estimates are $40 to $50 million gross ($26 to $32 million net to VAALCO). This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030, which would give the project a very attractive payback period of less than two and a half years.

Consortium Provisionally Awarded Two Offshore Blocks in Gabon

The consortium of VAALCO, BW Energy and Panoro Energy (the “BWE Consortium”) has been provisionally awarded two blocks in the 12th Offshore Licensing Round in Gabon. The award is subject to finalizing the terms of the production sharing contracts (“PSC”) with the Gabonese government. BW Energy will be the operator with a 37.5% working interest, with VAALCO (37.5% working interest) and Panoro Energy (25% working interest) as non-operating joint owners. The two blocks, G12-13 and H12-13, are adjacent to VAALCO’s Etame PSC as well as BW Energy and Panoro’s Dussafu PSC offshore Southern Gabon, and cover an area of 2,989 square kilometers and 1,929 square kilometers, respectively. Both Etame and Dussafu have been highly successful exploration, development and production projects undertaken by the BWE Consortium members over the past 20 years with approximately 250 million barrels discovered to date.

The two blocks will be held by the BWE Consortium and the PSCs will provide for two exploration periods totaling eight years which may be extended by two additional years. During the first exploration period, the joint owners intend to reprocess existing seismic and carry out a 3-D seismic campaign and have also committed to drilling one exploration well on each of the two blocks. In the event the consortium elects to enter the second exploration period, the BWE Consortium will be committed to drilling at least one exploration well on each of the awarded blocks.

Equatorial Guinea

VAALCO will have a 45.9% WI in Block P offshore Equatorial Guinea, once the Ministry of Mines and Hydrocarbons approves the new amendment to the PSC. VAALCO has completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P. The Company is now proceeding to a field development plan and will work closely with the other joint venture owners to complete this over the coming months. The Block P PSC provides for a development and production period of 25 years from the date of approval of a development and production plan.

Financial Update – First Quarter of 2022

Net income of $12.2 million ($0.20 per diluted share) for the first quarter of 2022 was up 23% compared with net income of $9.9 million ($0.17 per diluted share) in the first quarter of 2021 but was lower than $34.4 million ($0.58 per diluted share) in the fourth quarter of 2021. The first quarter of 2022 reflected stronger revenue compared with both prior periods driven primarily by higher realized pricing while sales volumes were below the prior periods due to the temporary operational issues experienced during February 2022. The fourth quarter 2021 earnings benefitted from a $16.1 million non-cash deferred tax benefit.

Adjusted Net Income for the first quarter of 2022 increased significantly to $21.1 million ($0.36 per diluted share) from Adjusted Net Income of $8.7 million or ($0.15 per diluted share) in the first quarter of 2021, and Adjusted Net Income for the fourth quarter of 2021 of $12.5 million ($0.21 per diluted share).  The increase was primarily driven by improved realized pricing partially offset by higher realized losses on derivatives.

Adjusted EBITDAX totaled $33.5 million in the first quarter of 2022, an increase of 49% compared with $22.6 million in the fourth quarter of 2021 and nearly double the $18.0 million generated in the same period in 2021. Adjusted EBITDAX for the first quarter of 2022 was higher compared to the prior periods primarily due to improved realized prices partially offset by higher realized losses on derivatives and, for the fourth quarter of 2021, lower workover costs.

Revenue and Sales	Q1 2022	Q1 2021	% Change Q1 2022 vs. Q1 2021	Q4 2021	% Change Q1 2022 vs. Q4 2021
Production (NRI BOPD)	8,051	5,180	55%	7,554	7%
Sales (NRI BO)	616,000	619,000	(0)%	709,000	(13)%
Realized crude oil price ($/BO)	$109.65	$61.31	79%	$77.31	42%
Total crude oil sales ($MM)	$68.7	$39.8	73%	$56.4	22%

VAALCO had two liftings in the first quarter of 2022, which resulted in total sales volumes of 616,000 barrels compared to 709,000 barrels in the fourth quarter of 2021 and 619,000 barrels for the same period in 2021.  The Company experienced higher production in Q1 2022, but due to operational and weather factors, only two liftings occurred. First quarter of 2022 realized pricing rose 42% compared to the fourth quarter of 2021 and 79% compared to the first quarter of 2021.

Costs and Expenses	Q1 2022	Q1 2021	% Change Q1 2022 vs. Q1 2021	Q4 2021	% Change Q1 2022 vs. Q4 2021
Production expense, excluding workovers ($MM)	$18.4	$16.1	14%	$19.0	(3)%
Production expense, excluding workovers ($/BO)	$29.83	$26.02	15%	$26.82	11%
Workover expense ($MM)	$—	$—	—%	$4.5	(100)%
Depreciation, depletion and amortization ($MM)	$4.7	$4.1	15%	$4.1	15%
Depreciation, depletion and amortization ($/BO)	$7.59	$6.70	13%	$5.83	30%
General and administrative expense, excluding stock-based compensation ($MM)	$3.6	$3.0	20%	$2.2	64%
General and administrative expense, excluding stock-based compensation ($/BO)	$5.80	$4.83	20%	$3.08	88%
Stock-based compensation expense ($MM)	$1.4	$1.6	(13)%	$0.4	100%
Current income tax expense ($MM)	$5.7	$3.4	68%	$5.2	10%
Deferred income tax benefit ($MM)	$(10.3)	$(0.3)	3,333%	$(16.1)	(36)%

Total production expense, excluding workovers, increased compared to the same period in 2021 and was slightly lower than the fourth quarter 2021. The increase compared to Q1 2021 was primarily driven by a full quarter of production in Q1 2022 from the acquisition of Sasol’s interest in Etame that closed in February 2021, compared with just over one month in Q1 2021.  Production expense for the first quarter of 2022 included approximately $0.9 million in additional costs related to proactive employee-related measures taken in response to the pandemic. There were no workover expenses in the first quarter of 2022. Production expense per barrel was near the midpoint of guidance and was impacted by the lower sales volumes in the first quarter due to due to operational and weather factors.

Depreciation, depletion and amortization (“DD&A”) expense in the first quarter of 2022 on a per NRI barrel of crude oil sales basis was higher compared to the prior periods presented due to higher depletable costs associated with the 2021/2022 drilling campaign.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the first quarter of 2022 was higher than both the fourth quarter of 2021 and the first quarter of 2021 primarily as a result of higher salary and wages and audit related costs partially offset by lower legal fees.

Non-cash stock-based compensation expense for the first quarter of 2022 was $1.4 million and was comprised of non-SARs related expense of $0.4 million and SARs related expense of $1.0 million. For the fourth quarter of 2021, stock-based compensation was $0.4 million and for the first quarter of 2021, stock-based compensation expense was $1.6 million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended March 31, 2022 was a benefit of ($4.6) million. This is comprised of ($10.3) million of deferred tax benefit and a current tax expense of $5.7 million.  Income tax expense for the three months ended March 31, 2021 was $3.1 million, comprised of ($0.3) million of deferred tax benefit and a current tax expense of $3.4 million.  For both the three months ended March 31, 2022 and 2021, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with operations and deducting foreign taxes rather than crediting them for United States tax purposes.  For the fourth quarter of 2021, income tax was a benefit of ($10.9) million, comprised of ($16.1) million of deferred tax benefit and a current expense of $5.2 million.

Environmental, Social and Governance

As part of the Company’s commitment to environmental stewardship, social awareness and good corporate governance, VAALCO is publishing its annual ESG report in the second quarter of 2022. VAALCO remains focused on showing progress and improvement in its environmental, social and governance metrics.

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors. The Company continues to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of May 3, 2022, VAALCO has experienced no material impact on its Gabon facilities directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $0.9 million during the first quarter of 2022.

Capital Investments/Balance Sheet

For the first quarter of 2022, net capital expenditures, excluding acquisitions, totaled $23.1 million on a cash basis and $31.8 million on an accrual basis. These expenditures were primarily related to costs associated with the 2021/2022 drilling program as well as the FSO conversion and field reconfiguration investments. In the first quarter of 2021, VAALCO invested $17.9 million in acquisitions of crude oil and natural gas properties related to the Sasol interest purchase.

At the end of the first quarter of 2022, VAALCO had an unrestricted cash balance of $18.9 million. This does not include the proceeds from the March lifting of $44.6 million, which were received in April 2022, plus $3.8 million in non-operating joint owner receivables.  Working capital at March 31, 2022 was ($21.3) million compared with $4.0 million at December 31, 2021, while Adjusted Working Capital(1) at March 31, 2022 totaled ($14.5) million, compared with $13.7 million at December 31, 2021.

Cash Dividend Policy

The Company announced its quarterly cash dividend of $0.0325 per share of common stock for the second quarter of 2022 ($0.13 annualized), which is payable June 24, 2022 to stockholders of record at the close of business on May 25, 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

Hedging

The Company has continued to opportunistically hedge a portion of its expected production in 2022 to lock in strong cash flow generation to assist in funding its capital program and dividend. On September 24, 2021, VAALCO entered into additional commodity swaps at a Dated Brent weighted average price of $72.00 per barrel for the period from and including March 2022 to June 2022 for a quantity of 460,000 barrels. On January 6, 2022, the Company entered into additional commodity swaps at a Dated Brent weighted average price of $76.53 per barrel for the period from and including July 2022 to September 2022 for a quantity of 375,000 barrels. On February 23, 2022, VAALCO entered into additional commodity swaps at a Dated Brent weighted average price of $85.01 per barrel for the period from and including April 2022 to June 2022 for a quantity of 234,000 barrels.

At March 31, 2022, the unexpired commodity swaps were for an underlying quantity of 954 MBbls and had a fair value of $24.1 million and is reflected in “Accrued liabilities and other” line of the condensed consolidated balance sheet.

See the following table for the unexpired barrels as of April, 2022.

Settlement Period	Type of Contract	Index	Barrels	Weighted Average Price
May 2022 to June 2022	Swaps	Dated Brent	230,000	$72.00
May 2022 to June 2022	Swaps	Dated Brent	156,000	$85.01
July 2022 to September 2022	Swaps	Dated Brent	375,000	$76.53
			761,000

Guidance

Second quarter 2022 production guidance is expected to be 10,000 to 10,700 BOPD, which represents a 29% increase at the midpoint compared to the first quarter of 2022. Second quarter 2022 sales guidance is 10,700 to 11,300 BOPD, which represents a 61% increase at the midpoint compared to the first quarter of 2022. Production expense, excluding workovers, is expected to be $22.00 to $25.00 which represents a decrease at the midpoint compared to the first quarter of 2022 of 20%. Workover expense for the second quarter 2022 is expected to be between $0 and $2 million.  Cash G&A expense for the second quarter is expected to be between $2.5 and $3.5 million. Capital expense for the second quarter 2022 is expected to be between $40.0 and $50.0 million. VAALCO reaffirms full year 2022 guidance for all metrics.

The Company plans to drill and complete four wells as part of its 2021/2022 drilling campaign. VAALCO expects to fund its 2022 capital expenditures fully from cash on hand and cash flow from operations. All of the Company’s guidance metrics are in the Q1 2022 Supplemental Information presentation that will be posted to its website tomorrow morning prior to the conference call.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter 2022 financial and operating results on Wednesday, May 4, 2022, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741.  Participants should request to be joined to the “VAALCO Energy First Quarter 2022 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of VAALCO’s workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021/2022 drilling campaign, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of March 31, 2022	As of December 31, 2021
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$18,939	$48,675
Restricted cash	4,230	79
Receivables:
Trade, net	44,616	22,464
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	3,764	345
Other, net	11,612	9,977
Crude oil inventory	4,634	1,593
Prepayments and other	8,408	5,156
Total current assets	96,203	88,289

Crude oil and natural gas properties, equipment and other - successful efforts method, net	121,935	94,324
Other noncurrent assets:
Restricted cash	1,752	1,752
Value added tax and other receivables, net of allowance of $6.1 million and $5.7 million, respectively	5,692	5,536
Right of use operating lease assets	6,872	10,227
Right of use finance lease assets	1,795	—
Deferred tax assets	50,296	39,978
Abandonment funding	21,369	21,808
Other long-term assets	2,596	1,176
Total assets	$308,510	$263,090
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,509	$18,797
Accounts with joint venture owners	—	3,233
Accrued liabilities and other	91,409	49,444
Operating lease liabilities - current portion	6,429	9,642
Finance lease liabilities - current portion	341	—
Foreign income taxes payable	8,819	3,128
Current liabilities - discontinued operations	7	13
Total current liabilities	117,514	84,257
Asset retirement obligations	34,377	33,949
Operating lease liabilities - net of current portion	461	587
Finance lease liabilities - net of current portion	1,411	—
Total liabilities	153,763	118,793
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 69,862,217 and 69,562,774 shares issued, 58,858,901 and 58,623,451 shares outstanding, respectively	6,986	6,956
Additional paid-in capital	77,272	76,700
Less treasury stock, 11,003,316 and 10,939,323 shares, respectively, at cost	(44,234)	(43,847)
Retained earnings	114,723	104,488
Total shareholders' equity	154,747	144,297
Total liabilities and shareholders' equity	$308,510	$263,090

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$68,656	$39,774	$56,379
Operating costs and expenses:
Production expense	18,360	16,133	23,495
Exploration expense	127	142	293
Depreciation, depletion and amortization	4,673	4,148	4,132
General and administrative expense	4,994	4,547	2,545
Bad debt expense and other	492	101	61
Total operating costs and expenses	28,646	25,071	30,526
Other operating expense, net	(5)	(360)	-
Operating income	40,005	14,343	25,853
Other income (expense):
Derivative instruments loss, net	(31,758)	(5,954)	(1,756)
Interest (expense) income, net	(3)	5	1
Other (expense) income, net	(696)	4,580	(594)
Total other expense, net	(32,457)	(1,369)	(2,349)
Income from continuing operations before income taxes	7,548	12,974	23,504
Income tax expense (benefit)	(4,628)	3,086	(10,884)
Income from continuing operations	12,176	9,888	34,388
Income from discontinued operations, net of tax	(12)	(19)	(26)
Net income	$12,164	$9,869	$34,362

Basic net income per share:
Income from continuing operations	$0.21	$0.17	$0.58
Loss from discontinued operations, net of tax	—	—	—
Net income per share	$0.21	$0.17	$0.58
Basic weighted average shares outstanding	58,702	57,636	58,613
Diluted net income per share:
Income from continuing operations	$0.20	$0.17	$0.58
Loss from discontinued operations, net of tax	—	—	—
Net income per share	$0.20	$0.17	$0.58
Diluted weighted average shares outstanding	59,179	58,461	59,002

VAALCO ENERGY, INC AND SUBSIDIARIES (Need to be updated)

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,164	$9,869
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss from discontinued operations, net of tax	12	19
Depreciation, depletion and amortization	4,673	4,148
Bargain purchase gain	-	(7,651)
Deferred taxes	(10,318)	1,809
Unrealized foreign exchange loss (gain)	116	(400)
Stock-based compensation	1,422	1,559
Cash settlements paid on exercised stock appreciation rights	(205)	(852)
Derivative instruments loss, net	31,758	5,954
Cash settlements paid on matured derivative contracts, net	(12,500)	(1,710)
Bad debt expense and other	492	101
Other operating expense, net	5	360
Operational expenses associated with equipment and other	240	247
Cash advance for other long-term assets	(1,452)	—
Change in operating assets and liabilities:
Trade receivables	(22,152)	(12,647)
Accounts with joint venture owners	(6,652)	275
Other receivables	(1,723)	(53)
Crude oil inventory	(3,041)	5,795
Prepayments and other	(876)	(3,240)
Value added tax and other receivables	(1,076)	(149)
Accounts payable	(10,132)	(6,627)
Foreign income taxes receivable/payable	5,691	5,524
Accrued liabilities and other	12,814	(576)
Net cash (used in) provided by continuing operating activities	(740)	1,755
Net cash used in discontinued operating activities	(18)	(13)
Net cash (used in) provided by operating activities	(758)	1,742
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(23,148)	(1,198)
Acquisition of crude oil and natural gas properties	—	(17,858)
Net cash used in continuing investing activities	(23,148)	(19,056)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(23,148)	(19,056)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	198	347
Dividend distribution	(1,929)	—
Treasury shares	(387)	(403)
Net cash used in continuing financing activities	(2,118)	(56)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(2,118)	(56)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(26,024)	(17,370)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	72,314	61,317
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$46,290	$43,947

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
NRI SALES DATA
Crude oil (MBbls)	616	619	709
NRI PRODUCTION DATA
Crude oil (MBbls)	725	466	695
Average daily production volumes (BOPD)	8,051	5,180	7,554

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$109.65	$61.31	$77.31
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$29.81	$26.06	$33.14
Production expense, excluding workovers*	29.83	26.02	26.82
Depreciation, depletion and amortization	7.59	6.70	5.83
General and administrative expense**	8.11	7.35	3.59
Property and equipment expenditures, cash basis (in thousands)	$14,689	$1,198	$8,099

*Workover costs excluded from the three months ended March 31, 2022 and 2021 and December 31, 2021 are $0.0 million, $0.0 million and $4.5 million, respectively.

**General and administrative expenses include $2.31, $2.52 and $0.51 per barrel of oil of sales of stock-based compensation expense in the three months ended March 31, 2022, and 2021 and December 31, 2021, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income	March 31, 2022	March 31, 2021	December 31, 2021
Net income	$12,164	$9,869	$34,362
Adjustment for discrete items:
Discontinued operations, net of tax	12	19	26
Unrealized derivative instruments loss (gain)	19,258	4,244	(6,075)
Gain on Sasol Acquisition, net	—	(5,491)	302
Deferred income tax benefit	(10,319)	(349)	(16,067)
Other operating expense, net	5	360	—
Adjusted Net Income	$21,120	$8,652	$12,548

Diluted Adjusted Net Income (Loss) per Share	$0.36	$0.15	$0.21
Diluted weighted average shares outstanding (1)	59,179	58,461	59,002

(1)  No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	March 31, 2022	March 31, 2021	December 31, 2021
Net income	$12,164	$9,869	$34,362
Add back:
Impact of discontinued operations	12	19	26
Interest income, net	3	(5)	(1)
Income tax expense (benefit)	(4,628)	3,086	(10,884)
Depreciation, depletion and amortization	4,673	4,148	4,132
Exploration expense	127	142	293
Impairment of proved crude oil and natural gas properties	—	—	—
Non-cash or unusual items:
Stock-based compensation	1,422	1,559	361
Unrealized derivative instruments loss (gain)	19,258	4,244	(6,075)
Gain on Sasol Acquisition, net	—	(5,491)	302
Other operating expense, net	5	360	—
Bad debt expense and other	492	101	61
Adjusted EBITDAX	$33,528	$18,032	$22,577

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of March 31, 2022	As of December 31, 2021	Change
Current assets	$96,203	$88,289	$7,914
Current liabilities	(117,514)	(84,257)	(33,257)
Working capital	(21,311)	4,032	(25,343)
Add: operating lease liabilities - current portion	6,770	9,642	(2,872)
Add: current liabilities - discontinued operations	7	13	(6)
Adjusted Working Capital	$(14,534)	$13,687	$(28,221)